LightPath Technologies Projects

Fiscal 2005 Second Quarter

For Immediate Release

(January 7, 2005) Orlando, FL. LightPath Technologies, Inc. (Nasdaq: LPTH), manufacturer and integrator of families of precision molded aspheric optics, GRADIUM® glass products, and high-performance fiber-optic collimators and isolators, reported today that projected results for its second quarter of fiscal 2005 include sales of approximately $3.3 million compared with $1.9 million in the second quarter of the prior year, an increase of approximately 75%. Compared to the first quarter of fiscal 2005, when the Company reported sales of approximately $3.0 million, today's projection represents an increase of over 10%. The Company's cash and cash equivalents at December 31, 2004 are approximately $1.8 million, a decrease or use of cash in the second quarter of about $270,000. Our primary business goal continues to become self-sustaining in terms of cash flow and profitability.

Our sales backlog was reduced somewhat in the current quarter, as orders weakened in the period due primarily, we believe, to the holiday season and some weakness in communication market orders. At December 31, 2004, our Disclosure Backlog was $3.0 million. In comparison, our Disclosure Backlog at December 31, 2003 was $1.5 million. As reported in our Annual Report on Form 10-K for June 30, 2004, we had a "Disclosure Backlog" (as defined therein) at that date of $3.3 million.

Ken Brizel, President and Chief Executive Officer of LightPath, commented, "Our sales reached a new quarterly high since our restructuring began. We feel that we are making good progress as we continue to work to grow the business to a sustainable critical mass and acceptable level of financial performance. Our diversified markets are important to us in both reaching our current level and being able to sustain it. Our sales backlog was lower than what we wanted, due to the holiday season and some recent weakness in our remaining communication market customers. This points out the continued importance of the market diversification path we have been following and will continue to develop going forward. We will be exhibiting later this month at the Photonics West show in San Jose to gain additional exposure for our recently announced new products and service capabilities."

Webcast Details:

LightPath plans to hold an audio webcast at 2:00 p.m. EDT on Thursday, February 10, 2005 to discuss details regarding the company's performance for the second quarter and first half of fiscal 2005. The session may be accessed at www.lightpath.com. A transcript archive of the webcast will be available for viewing or download on our web site shortly after the call is concluded.

LightPath manufactures optical products including precision molded aspheric optics, GRADIUM® glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, higher-level assemblies and packing solutions. LightPath has a strong patent portfolio that has been granted or licensed to us in these fields. LightPath common stock trades on the Nasdaq SmallCap Market under the symbol "LPTH." Investors are encouraged to go to LightPath's website for additional financial information.

Contacts: Ken Brizel, President & CEO; Acting CFO

LightPath Technologies, Inc. (407) 382-4003

Internet: www.lightpath.com

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission.